Exhibit 14, Form 10
Kansas City Life Insurance Company

KANSAS CITY LIFE INSURANCE COMPANY

CODE OF ETHICS FOR

OFFICERS, DIRECTORS AND EMPLOYEES

This Code of Ethics (“Financial Code") is intended to reinforce and more fully describe the ethical duties and obligations of the Company's Officers, Directors and Employees (“Employees”) see also the Kansas City Life Insurance Company’s Employee’s Handbook pages 002, 003, 005, 802, and 803 as they may be amended.

The Company believes that the accuracy and integrity of its financial statements and public disclosures are critical to its success. Therefore, Employees including the President and CEO, the Senior Vice President, Finance, and the Vice President and Controller, and their direct reports who have responsibility for the preparation of financial statements and public disclosure of financial information, must adhere to the standards set forth below.

I. Conflicts of Interest

Employees must promote a culture of honesty and integrity throughout the Company. Therefore, every Employee must avoid conflicts of interest with the Company. An Employee's private interest may not interfere, or appear to interfere, in any way, with the interests of the Company. In addition, no Employee, and no member of an Employee's immediate family may accept any personal benefit as a result of the Employee's position within the Company.

Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the General Counsel of the Company or the Chairperson of the Audit Committee of the Board of Directors.

II. Full, fair, accurate, timely and understandable disclosure in Company filings and public communications

The Employees have the direct and primary responsibility to ensure full, fair, accurate, timely and understandable disclosure in Company filings and public communications. The information included in all filings with the Securities and Exchange Commission and the NASDAQ Stock Market, Inc., and all other public communications must be complete, timely and accurate, and must not omit any material fact required so that the information disclosed is not misleading. The Employees must comply with the Company's disclosure controls and procedures as may be amended from time to time.

III. Interaction with Auditors

Employees must not, and must not direct any person to take any action to fraudulently influence, coerce, manipulate or mislead the Company's independent auditor who is engaged in the performance of an audit of the Company's financial statements, for the purpose of rendering the financial statements misleading.

Types of conduct that would constitute improper influence, include, but are not limited to, directly or indirectly:

•	Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services;
•	Providing an auditor with inaccurate or misleading legal analysis;
•	Threatening to cancel or canceling existing audit or non-audit engagements if the auditor objects to the Company's accounting;
•	Seeking to have a partner removed from the audit engagement because the partner objects to the Company's accounting;
•	Blackmailing;
•	Making physical threats.

IV. Compliance with Applicable Rules and Regulations

It is the policy of the Company to comply with all applicable laws and regulations. The Employees are expected to be familiar with the legal and regulatory requirements applicable to their business responsibilities and to fulfill their duties in accordance with these laws and regulations.

Questions concerning the applicability of any legal or regulatory provision should be directed to the Company's General Counsel or the Chairperson of the Audit Committee of the Board of Directors.

The Company will take appropriate disciplinary action, up to and including termination, for violation of the Financial Code.

V. Reporting Suspected Violations

Reports of suspected violations of the Financial Code may be made confidentially and anonymously directly to:

Senior Vice President, General Counsel & Secretary:

William A. Schalekamp

Phone Number: (816) 753-7299, extension 8268

E-mail:	bschalekamp@kclife.com
Address:	Kansas City Life Insurance Company
3520 Broadway
Kansas City, MO 64111

Chairperson of the Audit Committee:

Cecil Miller

Phone Number: (913) 338-1245

Address:	Kansas City Life Insurance Company
3520 Broadway
Kansas City, MO 64111

In addition, reports may be sent to the Human Resources Department in the Home Office Building.

Reports will be promptly referred to the Chairperson of the Audit Committee of the Board of Directors and to the Vice President and Auditor of the Company. The Audit Committee shall retain all such reports as set out in the Company’s Record Retention Policy.

Everyone, including employees, is encouraged to report any form of conduct suspected of violating the Financial Code without fear of retaliation. It is a violation of the law and the Company’s policy to retaliate against anyone providing such information. Reports regarding retaliation should be reported and will be handled the same as reports for suspected violations of the Financial Code.